Zymeworks Reports Fourth Quarter and Full Year 2023 Financial Results

•Reported $456.3 million in cash resources as of December 31, 2023, which when combined with certain anticipated regulatory milestone payments provides projected cash runway into 2H 2027
•Initiation of rolling biologics license application (BLA) filing with the FDA for zanidatamab as second-line treatment for biliary tract cancers (BTC) in the United States (US) with anticipated completion of regulatory submission in 1H 2024 by our partner, Jazz Pharmaceuticals
•Initiation of Phase 3 confirmatory trial for zanidatamab as first-line treatment in BTC by our partner Jazz Pharmaceuticals
•Expected submission of BLA for zanidatamab with the National Medical Products Administration (NMPA) in China for treatment of HER2-amplified inoperable and advanced or metastatic BTC in 2H 2024 by our partner BeiGene
•Targeting HERIZON-GEA-01 pivotal Phase 3 readout in late 2024 and increased enrollment of patients to improve the statistical power for overall survival (OS) endpoint
•Two planned investigational new drug (IND) submissions or foreign equivalents in 2024 for ZW191 and ZW171
•Acceptance of five abstracts to be presented at American Association for Cancer Research (AACR) in April 2024 to highlight R&D pipeline
•Will host conference call with management today at 4:30 p.m. Eastern Time (ET)

Vancouver, Canada (March 6, 2024) – Zymeworks Inc. (Nasdaq: ZYME), a clinical-stage biotechnology company developing a diverse pipeline of novel, multifunctional biotherapeutics to improve the standard of care for difficult-to-treat diseases, today reported financial results for the fourth quarter and year ended December 31, 2023, and provided a summary of recent business highlights.

“We begin 2024 in a very strong position, with the initiation of the rolling BLA submission for zanidatamab in second-line BTC in the United States, and a projected cash runway to support the development of our expanded portfolio of clinical and preclinical product candidates into the second half of 2027,” said Kenneth Galbraith, Chair and Chief Executive Officer of Zymeworks. “We look ahead to a potentially transformative year for Zymeworks; both through potential upcoming regulatory approvals, and more broadly through executing on our development strategy for our early-stage product pipeline of antibody-drug conjugates and multispecific antibodies.”

Galbraith continued, “We remain on track with our goal of completing two IND submissions this year, with multiple data catalysts highlighting the innovation within our pipeline. These IND submissions, along with additional planned submissions over the next two years, provide multiple opportunities for business development and collaborations. We remain committed to executing on our development strategy for our pipeline of unencumbered product candidates, all of which have the potential to improve the standard of care for patients in disease areas with high unmet need, and commercially attractive targets.”

Recent Highlights and Current Developments
Zanidatamab Continues to Advance with Multiple Catalysts
•In November 2023, our partner Jazz Pharmaceuticals plc (“Jazz”) and The University of Texas MD Anderson Cancer Center announced a five-year strategic research collaboration agreement to evaluate zanidatamab, an investigational human epidermal growth factor receptor 2 (HER2)-targeted bispecific antibody, in multiple HER2-expressing cancers.
•In December 2023, response rates in the HERIZON-BTC-01 Asian subgroup cohort were presented at the European Society of Medical Oncology Asia Conference, highlighting consistency across subgroups with durable tumor responses (overall response rate of 42% [95% CI: 28, 57], median duration of response 7.4 [3.9- Not Estimable] months) and a tolerable safety profile (no patients in the Asia subgroup experienced grade 4 or 5 treatment related adverse events).
•In December 2023, progression free survival (PFS) for zanidatamab in combination as chemotherapy-free regime was presented at the San Antonio Breast Cancer Symposium. Data from 51 patients with heavily pretreated HER2+/HR+ metastatic breast cancer who were treated with zanidatamab plus palbociclib and fulvestrant demonstrated a PFS at six months of 67% (n=34) [95% CI: 52, 79]. Secondary endpoint findings included a median PFS of 12 months [95% CI: 8, 15] and a confirmed objective response rate of 35% [95% CI: 21, 50] with a median duration of response of 15 months. The combination regimen was well tolerated with a manageable safety profile.
•In January 2024 at the American Society of Clinical Oncology Gastrointestinal (GI) Symposium, Patient-Reported Outcomes from HERIZON-BTC-01 demonstrate patients who responded to zanidatamab had less pain and pain interference compared to their baseline levels.
•In January 2024, our partner Jazz highlighted that for the HERIZON-GEA-01 trial, enrollment will be increased from 714 to 918 patients to improve the statistical power, for the OS endpoint only. This update allows Jazz to maintain the previously guided top-line readout, targeted for late 2024, which will continue to be based on the original enrollment numbers. Discussions with FDA and other regulatory agencies were held in advance of the decision to increase enrollment for the OS endpoint analysis. Jazz also announced that the rolling submission of the BLA submission for zanidatamab in second-line BTC has been initiated, with the intention of completing the BLA submission in the first half of 2024.
•In February 2024, our partner Jazz disclosed that they have initiated a Phase 3 confirmatory trial to evaluate zanidatamab as first-line treatment for patients with metastatic BTC.
•In February 2024, our partner BeiGene updated guidance on the expected timing of the BLA filing for zanidatamab with the NMPA for treatment of HER2-amplified inoperable and advanced or metastatic BTC in China during the second half of 2024.

Progression of Research & Development Programs
•In February 2024, we published a manuscript in the American Association for Cancer Research Molecular Cancer Therapeutics Journal on the screening and selection process for our novel topoisomerase-1 inhibitor (“TOPO1i”) payload known as ZD06519. Our novel camptothecin analogue ZD06519 was selected based on its favorable properties as a free molecule and as an antibody conjugate, which include moderate free payload potency (~1 nM), low hydrophobicity, strong bystander activity, robust plasma stability, and high-monomeric antibody-drug conjugate (ADC) content. When conjugated to different antibodies using a clinically validated MC-GGFG-based linker, ZD06519 demonstrated impressive efficacy in multiple CDX models and noteworthy tolerability in healthy mice, rats, and non-human primates.

•Five abstracts accepted for presentation at the AACR Annual Meeting taking place April 5-10 in San Diego, CA. Abstracts accepted include two presentations from our multispecific antibody therapeutics (MSAT) program:
1. DLL3 TriTCE Co-Stim: A next generation trispecific T-cell engager with integrated CD28 costimulation for the treatment of DLL3-expressing cancers (Abstract #6716)
2. TriTCE Co-Stim: A next generation trispecific T-cell engager platform with integrated CD28 costimulation, engineered to improve responses in the treatment of solid tumors (Abstract #6719)
and three presentations from our ADC program:
1.ZW191 - a FRα-targeting antibody drug conjugate with strong preclinical activity across multiple FRα-expressing indications (Abstract #1862)
2.Screening novel format antibodies to design bispecific ADCs that address target heterogeneity (Abstract #2052)
3.Development of three-dimensional cancer cell line spheroid models for the in vitro functional characterization of cytotoxic antibody-drug conjugates (Abstract #3127)
•Zanidatamab zovodotin (ZW49) remains ready for a Phase 2 clinical trial, in combination with pembrolizumab, with the recommended Phase 2 dose of 2.5 mg/kg every three weeks. However, the initiation of the planned Phase 2 study has been deprioritized, pending more clarity from the evolving clinical landscape. We continue to explore potential development and commercial collaborations for zanidatamab zovodotin.
•On track to submit two IND or foreign equivalent submissions for ZW191 and ZW171 in 2024.

“We have significantly accelerated the development timeline for our early stage ‘5 by 5’ programs, with four of the five IND candidates now nominated, the most recent being ZW251, our GPC3 targeting ADC being developed for the treatment of hepatocellular carcinomas,” stated Paul Moore, Ph.D., Chief Scientific Officer at Zymeworks. “We remain on track to accomplish our goal of submitting IND or foreign equivalent submissions in 2024 for both ZW191 and ZW171, in 2025 for ZW220 and ZW251, and to nominate our fifth IND candidate during 2024, with a planned IND filing in 1H 2026. We are also working on the next generation of ADC and MSATs beyond the ‘5 by 5’ portfolio, which we look forward to talking about in more detail later this year.”

Business Updates & Corporate Developments
•Addition to the Nasdaq Biotechnology Index (Nasdaq: NBI) effective prior to the market open on Monday, December 18, 2023.
•Completion of a securities purchase agreement with funds affiliated with EcoR1 Capital, LLC (“EcoR1 Capital”), for the sale of an aggregate of 5,086,521 pre-funded warrants to purchase 5,086,521 shares of common stock at an exercise price of $0.0001 per share. The aggregate gross proceeds from the offering were approximately $50 million. The purchase price of $9.8299 for each pre-funded warrant was based on the closing price of $9.83 per share of Company’s common stock on Nasdaq on December 22, 2023.
•Significant additions to Zymeworks leadership team, including eight new Vice Presidents. These additions to the leadership team highlight Zymeworks’ commitment to nurturing and advancing internal talent to key leadership roles while strengthening the capabilities and experience of the organization.
•Appointment of Dr. Alessandra Cesano to the board of directors effective February 8, 2024. Dr. Cesano succeeds Dr. Kenneth Hillan, who stepped down effective February 8, 2024 after a successful seven-year tenure as a director of Zymeworks.
•Appointment of Mr. Scott Platshon to the board of directors effective February 22, 2024. Scott Platshon is a Partner at EcoR1 Capital.

Financial Results for the Year Ended December 31, 2023
Revenue was $76.0 million in 2023 compared to $412.5 million in 2022. Revenue for 2023 included $71.5 million for development support and drug supply revenue from Jazz and $4.5 million from our other partners for research support and other payments. Revenue for 2022 included $375.0 million in upfront fees from Jazz, $24.3 million development support payments from Jazz, and a $5.0 million upfront fee from Atreca as well as $8.2 million in research support and other payments from our other partners.
Research and development expense was $143.6 million in 2023 compared to $208.6 million in 2022. In 2023, research and development expense included a non-cash stock-based compensation expense of $2.4 million comprised of a $2.1 million expense from equity classified awards (2022 – $3.2 million expense) and a $0.3 million expense from the non-cash mark-to-market revaluation of certain historical liability classified awards (2022 - $0.8 million recovery). Excluding stock-based compensation and 2022 restructuring expense, research and development expense decreased on a non-GAAP basis by $59.3 million in 2023 compared to 2022. The decrease in research and development expense was primarily due to a decrease in expenses for zanidatamab as a result of transfer of this program to Jazz per our transfer agreement and amended and restated collaboration agreement with Jazz. This decrease, compared to 2022, was partially offset by an increase in preclinical expenses, primarily with respect to preclinical product candidates ZW171 and ZW191, and in higher zanidatamab zovodotin program costs, as a result of amendments to clinical development program agreements in 2022. In addition, salaries and benefits expenses decreased compared to the same period in 2022, due to lower headcount in 2023 and lower non-recurring severance expenses.
General and administrative expense was $70.4 million in 2023 compared to $73.4 million in 2022. In 2023, general and administrative expense included a non-cash stock-based compensation expense of $5.3 million comprised of a $6.6 million expense from equity-classified awards (2022 – $4.1 million expense) and a $1.3 million recovery from the non-cash mark-to-market revaluation of certain historical liability-classified awards (2022 – $2.9 million recovery). Excluding stock-based compensation and 2022 restructuring expense, general and administrative expense decreased on a non-GAAP basis by $3.8 million in 2023 compared to 2022. The decrease in general and administrative expense was primarily due to a decrease in salaries and benefits expenses due to lower headcount and due to lower non-recurring severance expenses in 2023, as well as due to a decrease in expenses for professional services. This was partially offset by an increase in other expenses related to higher depreciation on facilities and higher technology spend in 2023.
Other income, net increased by $14.1 million in 2023 compared to 2022. Other income, net for 2023 included $19.7 million of interest income partially offset by a $0.9 million in other expenses which includes foreign exchange losses partially offset by other miscellaneous income. Higher interest income in 2023 was due to income earned on higher cash resources and at higher rates of return in 2023. Other income, net for 2022 included $3.6 million of interest income and a net foreign exchange gain of $1.2 million primarily due to the revaluation of Canadian denominated items.
Income tax expense decreased by $11.5 million in 2023 compared to 2022, primarily due to a reduction in U.S. taxes under the global intangible low-taxed income rules, in 2023. In 2023 we incurred a net loss compared to a net income in 2022, primarily due to the Jazz partnership.
Net loss was $118.7 million in 2023 compared to net income of $124.3 million in 2022. Net loss in 2023 as opposed to net income in 2022 was primarily due to non-recurring upfront fee revenue from our collaboration agreement with Jazz in 2022, which was partially offset by higher collaboration revenue, lower operating expenses, higher interest income and lower income tax expenses in 2023.

“We are happy to report a continued reduction of our operating cash burn and operating losses during 2023 compared to 2022,” said Chris Astle, Ph.D., Senior Vice President and Chief Financial Officer of Zymeworks. “Our strategy of re-focusing the business and building a diverse clinical-stage product pipeline of ADCs and multispecific antibody therapeutics continues to provide a strong foundation, helping to achieve our long-term goal of identifying additional product candidates and seeking valuable partnership options, while also maintaining our cash runway.”
As of December 31, 2023, we had $456.3 million of cash resources consisting of cash, cash equivalents and marketable securities, comprised of $157.6 million in cash and cash equivalents and $298.7 million in marketable securities. For 2023, our cash used in operations was negatively impacted by working capital movements, primarily due to lower levels of payables as of December 31, 2023 compared to 2022. Based on current operating plans and receipt of certain anticipated regulatory milestones, we expect our existing cash resources as of December 31, 2023, when combined with certain anticipated regulatory milestone payments, will enable us to fund planned operations into the second half of 2027.
Non-GAAP Financial Information
In addition to reporting financial information in accordance with U.S. generally accepted accounting principles (“GAAP”) in this press release, we have elected to present selected non-GAAP, or adjusted, financial measures. Reconciliations between historical GAAP and non-GAAP information are contained at the end of this press release following the accompanying financial data.
About Zymeworks Inc.
Zymeworks is a global biotechnology company committed to the discovery, development, and commercialization of novel, multifunctional biotherapeutics. Zymeworks’ mission is to make a meaningful difference in the lives of people impacted by difficult-to-treat cancers and other diseases. The Company’s complementary therapeutic platforms and fully integrated drug development engine provide the flexibility and compatibility to precisely engineer and develop highly differentiated antibody-based therapeutic candidates. Zymeworks engineered and developed zanidatamab, a HER2-targeted bispecific antibody using the Company’s proprietary Azymetric™ technology. Zymeworks has entered into separate agreements with BeiGene, Ltd. (BeiGene) and Jazz Pharmaceuticals Ireland Limited (Jazz), granting each exclusive rights to develop and commercialize zanidatamab in different territories. Zanidatamab is currently being evaluated in multiple global clinical trials as a potential best-in-class treatment for patients with HER2-expressing cancers. Zymeworks is rapidly advancing a deep pipeline of product candidates based on its experience and capabilities in both antibody drug conjugates and multispecific antibody therapeutics across multiple novel targets in indications that represent areas of significant unmet medical need. In addition to Zymeworks’ wholly owned pipeline, its therapeutic platforms have been further leveraged through strategic partnerships with global biopharmaceutical companies. For information about Zymeworks, visit www.zymeworks.com and follow @ZymeworksInc on X.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” or information within the meaning of the applicable securities legislation, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this press release include, but are not limited to, statements that relate to Zymeworks’ expectations regarding implementation of its strategic priorities; the anticipated benefits of the collaboration agreement with Jazz, including Zymeworks’ ability to receive any future milestone payments and royalties thereunder; the potential addressable market of zanidatamab; the timing of and results of interactions with regulators; Zymeworks’ clinical development of its product candidates and enrollment in its clinical trials; anticipated preclinical and clinical data presentations; expectations regarding future regulatory filings and approvals and the timing thereof; the timing of and results of interactions with regulators; potential safety profile and therapeutic effects of zanidatamab and Zymeworks’

other product candidates; expected financial performance and future financial position; the commercial potential of technology platforms and product candidates; our ability to satisfy potential regulatory and commercial milestones with existing and future partners; the timing and status of ongoing and future studies and the release of data; anticipated continued receipt of revenue from existing and future partners; Zymeworks’ preclinical pipeline; anticipated sufficiency of existing cash resources and certain anticipated regulatory milestone payments to fund Zymeworks’ planned operations into the second half of 2027; and Zymeworks’ ability to execute new collaborations and partnerships and other information that is not historical information. When used herein, words such as “plan”, “believe”, “expect”, “may”, “continue”, “anticipate”, “potential”, “will”, “progress”, and similar expressions are intended to identify forward-looking statements. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking. All forward-looking statements are based upon Zymeworks’ current expectations and various assumptions. Zymeworks believes there is a reasonable basis for its expectations and beliefs, but they are inherently uncertain. Zymeworks may not realize its expectations, and its beliefs may not prove correct. Actual results could differ materially from those described or implied by such forward-looking statements as a result of various factors, including, without limitation: any of Zymeworks’ or its partners’ product candidates may fail in development, may not receive required regulatory approvals, or may be delayed to a point where they are not commercially viable; Zymeworks may not achieve milestones or receive additional payments under its collaborations; regulatory agencies may impose additional requirements or delay the initiation of clinical trials; the impact of new or changing laws and regulations; market conditions; the impact of pandemics and other health crises on Zymeworks’ business, research and clinical development plans and timelines and results of operations, including impact on its clinical trial sites, collaborators, and contractors who act for or on Zymeworks’ behalf; clinical trials may not demonstrate safety and efficacy of any of Zymeworks’ or its collaborators’ product candidates; Zymeworks’ assumptions and estimates regarding its financial condition, future financial performance and estimated cash runway may be incorrect; inability to maintain or enter into new partnerships or strategic collaborations; and the factors described under “Risk Factors” in Zymeworks’ quarterly and annual reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for its year ended December 31, 2023 (a copy of which may be obtained at www.sec.gov and www.sedar.com). Although Zymeworks believes that such forward-looking statements are reasonable, there can be no assurance they will prove to be correct. Investors should not place undue reliance on forward-looking statements. The above assumptions, risks and uncertainties are not exhaustive. Forward-looking statements are made as of the date hereof and, except as may be required by law, Zymeworks undertakes no obligation to update, republish, or revise any forward-looking statements to reflect new information, future events or circumstances, or to reflect the occurrences of unanticipated events.

ZYMEWORKS INC.
Consolidated Statements of Income (Loss) and Comprehensive Income
(Expressed in thousands of U.S. dollars except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
	(unaudited)	(unaudited)
Revenue
Research and development collaborations	$16,926	$402,493	$76,012	$412,482
Operating expenses:
Research and development	25,524	52,967	143,619	208,596
General and administrative	14,823	30,131	70,446	73,358
Total operating expenses	40,347	83,098	214,065	281,954
(Loss) income from operations	(23,421)	319,395	(138,053)	130,528
Other income, net	4,217	1,041	18,811	4,706
(Loss) income before income taxes	(19,204)	320,436	(119,242)	135,234
Income tax recovery (expense), net	4,722	(11,005)	568	(10,893)
Net (loss) income	$(14,482)	$309,431	$(118,674)	$124,341
Other comprehensive income:
Unrealized income on available for sale securities, net of tax of nil	1,695	—	56	—
Total other comprehensive income	1,695	—	56	—
Comprehensive (loss) income	$(12,787)	$309,431	$(118,618)	$124,341

Net (loss) income per common share:
Basic	$(0.20)	$4.65	$(1.72)	$1.91
Diluted	$(0.20)	$4.65	$(1.72)	$1.90
Weighted-average common stock outstanding:
Basic	70,829,828	66,510,825	68,863,010	65,194,775
Diluted	70,829,828	66,565,937	68,863,010	65,249,184
ZYMEWORKS INC.
Selected Consolidated Balance Sheet Data
(Expressed in thousands of U.S. dollars)

	December 31, 2023	December 31, 2022

Cash, cash equivalents and investments	$456,257	$492,232
Working capital	357,163	449,081
Total assets	580,880	648,725
Accumulated deficit	(677,437)	(558,763)
Total stockholders’ equity	464,806	492,956

NON-GAAP FINANCIAL MEASURES
In addition to reporting financial information in accordance with GAAP in this press release, Zymeworks is also reporting selected non-GAAP, or adjusted, financial measures, including adjusted research and development expenses, adjusted general and administrative expenses, adjusted net loss per share (basic and diluted) and net operating cash burn. These non-GAAP financial measures are not defined by GAAP and should not be considered as alternatives to net loss, net loss per share or any other indicator of Zymeworks’ performance required to be reported under GAAP. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP or adjusted measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our adjusted measures as tools for comparison. Investors and others are encouraged to review Zymeworks’ financial information in its entirety and not rely on a single financial measure. As defined by Zymeworks, adjusted expenses represent total research and development expenses and general and administrative expenses adjusted for non-cash stock-based compensation expenses for equity and liability classified equity instruments as well as expenses incurred in relation to the restructuring program completed in 2022. As defined by Zymeworks, adjusted net loss per share – Basic represents net loss per share – Basic adjusted for non-cash stock-based compensation expenses for equity and liability classified equity instruments on a per share basis as well as restructuring expenses incurred in relation to the restructuring program completed in 2022 on a per share basis, and adjusted net loss per share – Diluted represents net loss per share – Diluted adjusted for non-cash stock-based compensation expenses for equity and liability classified equity instruments on a per share basis as well as restructuring expenses incurred in relation to the restructuring program implemented in 2022 on a per share basis. As defined by Zymeworks, net operating cash burn represents net operating loss less cash used in the acquisition of property, equipment and intangible assets.

Adjusted expenses and adjusted net loss per share (basic and diluted) are non-GAAP measures that Zymeworks believes may be helpful to investors because they provide consistency and comparability with past financial performance. Net operating cash burn is a non-GAAP measure that Zymeworks believes has been helpful to investors because it provided information about the cash resources used in funding our operations. As previously announced in our August 2023 earnings release, we are focused on our long-term cash resource plan to fund our operations, and due to available GAAP measures that convey similar information, we intend that the disclosure of our non-GAAP net operating cash burn included in this press release will be our last time reporting this information and will discontinue reporting of our non-GAAP net operating cash burn beginning with our results for the first quarter of 2024.

GAAP to Non-GAAP Reconciliations
(Expressed in thousands of U.S. dollars except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Research and development expenses	$25,524	$52,967	$143,619	$208,596
Stock-based compensation expense for equity classified instruments (*)	(1,428)	(1,724)	(2,112)	(3,174)
Stock-based compensation (expense) / recovery for liability classified instruments (*)	(299)	9	(292)	781
Restructuring (expense) / recovery	—	482	—	(5,659)
Adjusted research and development expenses (Non-GAAP basis)	$23,797	$51,734	$141,215	$200,544

General and administrative expenses	$14,823	$30,131	$70,446	$73,358
Stock-based compensation expense for equity classified instruments (*)	(1,686)	(2,580)	(6,621)	(4,102)
Stock-based compensation (expense) / recovery for liability classified instruments (*)	160	(117)	1,305	2,893
Restructuring expense	—	(476)	—	(3,265)
Adjusted general and administrative expenses (Non-GAAP basis)	$13,297	$26,958	$65,130	$68,884

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Net income (loss) per common share – Basic	$(0.20)	$4.65	$(1.72)	$1.91
Stock-based compensation expense per common share	0.04	0.06	0.12	0.05
Restructuring expenses per common share	—	—	—	0.14
Adjusted net income (loss) per common share – Basic (Non-GAAP basis)	$(0.16)	$4.71	$(1.60)	$2.10

Net income (loss) per common share – Diluted	$(0.20)	$4.65	$(1.72)	$1.90
Stock-based compensation expense per common share	0.04	0.06	0.12	0.05
Restructuring expenses per common share	—	—	—	0.14
Adjusted net income (loss) per common share – Diluted (Non-GAAP basis)	$(0.16)	$4.71	$(1.60)	$2.09
(*): Research and development expenses and general and administrative expenses include $nil stock-based compensation expense related to the 2022 restructuring for the year ended December 31, 2023 (recovery of $5,516 and $4,865, respectively, for the year ended December 31, 2022, in research and development expenses and general and administrative expenses, respectively).

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022

Net income (loss)	$(14,482)	$309,431	$(118,674)	$124,341
Acquisition of property, equipment and intangible assets	(1,754)	(883)	(4,077)	(13,125)
Net operating cash burn (Non-GAAP basis)	$(16,236)	$308,548	$(122,751)	$111,216

Contacts:

Investor Inquiries:
Shrinal Inamdar
Director, Investor Relations
(604) 678-1388
ir@zymeworks.com

Media Inquiries:
Diana Papove
Senior Director, Corporate Communications
(604) 678-1388
media@zymeworks.com